Employment Agreement


           EMPLOYMENT AGREEMENT, dated as of October 21, 1996, between AGI Management Corp., a Delaware corporation (the "Company") and Scott M. Sassa (the "Executive").

           The Company wishes to employ the Executive, and the Executive wishes to accept such employment, on the terms and conditions set forth in this Agreement.

           Accordingly, the Company and the Executive hereby agree as follows:

                Employment, Duties and Acceptance.

                1.1 Employment, Duties. The Company hereby employs the Executive for the Term (as defined in Section 2.1), to render exclusive and full-time services as President and Chief Operating Officer of Andrews Group Incorporated ("AGI"), and Chairman of the Board and Chief Executive Officer of Marvel Entertainment Group, Inc. ("Marvel") or in such other executive position as may be mutually agreed upon by the Company and the Executive which decision shall be in Executive's absolute discretion to accept or reject if so offered by the Company. The Executive shall report directly and solely to the Chairman of the Board and Chief Executive Officer of AGI and the Board of Directors and the Executive Committee of the Board of Directors of Marvel. If during the Term William C. Bevins ceases to be Chief Executive Officer of AGI, the Executive also shall be appointed to such position. The Executive also shall be elected to the Marvel Board of Directors and the Executive Committee of Marvel's Board of Directors. As Chairman and Chief Executive Officer of Marvel, the Executive shall have the authority customarily accorded to officers holding such title at New York Stock Exchange listed companies and no other executive of Marvel shall have a title or job description which gives such other executive equal or greater authority except Ronald O. Perelman. All employees of Marvel shall report directly or indirectly to the Executive as Executive shall designate.

                1.2 Acceptance. The Executive hereby accepts such employment and agrees to render the services described above. During the Term, the Executive agrees to serve the Company faithfully and to the best of the Exec-utive's ability, and, except as otherwise herein provided, to devote the Executive's entire business time, energy and skill to such employment, and to use the Executive's best efforts, skill and ability to promote the Company's interests. Subject to
Section 1.1, the Executive further agrees to accept election, and to serve during all or any part of the Term, as an officer or director of the Company and of any subsidiary of the Company without any compensation therefor other than that specified in this Agreement, if elected to any such position by the shareholders or by the Board of Directors of the Company or of any subsidiary, as the case may be. The Executive shall be permitted to serve as a director of unaffiliated companies with the prior consent of the Chairman of the Board of AGI which shall not be unreasonably withheld.

                1.3 Location. The duties to be performed by the Executive hereunder shall be performed primarily at the principal office of Marvel in New York City, subject to reasonable travel requirements on behalf of the Company. The Executive shall be provided with a suitable office commensurate with his position at the corporate headquarters of Marvel.

           2.   Term of Employment; Certain Post-Term Benefits.

                2.1 The Term. The term of the Executive's employment under this Agreement (the "Term") shall commence on October 21, 1996 and shall end on December 31, 1999.

                2.2 Special Curtailment. The Term shall end earlier than the original December 31, 1999 termination date provided in Section 2.1 if sooner terminated pursuant to Section 4.

           3.   Compensation; Benefits.

                3.1 Salary. As compensation for services to be rendered pursuant to this Agreement, the Company agrees to pay the Executive during the Term a base salary, payable semi-monthly in arrears, at the annual rate of not less than $2,000,000, less such deductions or amounts to be withheld as required by applicable law and regulations (the "Base Salary"). In the event that the Company, in its sole discretion, from time to time determines to increase the Base Salary, such increased amount shall, from and after the effective date of the increase, constitute "Base Salary" for purposes of this Agreement.

               3.2 Bonus. In addition to the amounts to be paid to the Executive pursuant to Section 3.1, the Executive shall receive an annual bonus of $1,000,000 payable on or about December 31, 1997, 1998 and 1999 and will be eligible, upon the decision of the Board of Directors and in the Board's sole discretion, to receive an additional discretionary bonus with respect to each year of the Term in such amount as the Board in its sole discretion may determine. Such bonus shall vest pro-rata over the course of each year of the Term.

                3.3 Business Expenses. The Company shall pay or reimburse the Executive for all reasonable expenses actually incurred or paid by the Executive during the Term in the performance of the Executive's services under this Agreement (including, without limitation, travel and entertainment expenses customary in the businesses of the Company, AGI and Marvel), upon presentation of expense statements or vouchers or such other supporting information as the Company customarily may require of its officers provided, however, that the maximum amount available for such expenses during any period may be fixed in advance by the Chairman of the Board of Directors or the Board of Directors.

                3.4 Vacation. During the Term, the Executive shall be entitled to a vacation period or periods of four weeks taken in accordance with the vacation policy of the Company during each year of the Term. Vacation time not used by the end of a year shall be forfeited.

                3.5 Fringe Benefits. During the Term, the Executive shall be entitled to all benefits for which the Executive shall be entitled to receive all benefits available to senior executives of the Company, including any qualified pension plan, 401(k) plan, group insurance or other so-called "fringe" benefit plan which the Company provides to its senior executives or employees generally, together with executive medical benefits for the Executive, the Executive's spouse and the Executive's children as from time to time in effect for officers of the Company generally. The Executive shall receive all benefits which AGI or Marvel provide to any other senior executive officer.

                3.6 Additional Benefits. As a material provision of this Agreement, during the Term, the Executive shall be entitled to such other benefits as are specified in Appendix I to this Agreement.

           4.   Termination.

                4.1 Death. If the Executive shall die during the Term, the Term shall terminate and no further amounts or benefits shall be payable hereunder, except that the Executive's legal representatives shall be entitled to receive all amounts earned prior to death, including Base Salary and pro-rated bonus (and to any stock and options which by their terms vest upon death) and to receive continued payments in an amount equal to 60% of the Base Salary, in the manner specified in Section 3.1, until the end of the Term.

                4.2 Disability. If during the Term the Executive shall become physically or mentally disabled such that the Executive is unable to perform the Executive's services hereunder for (i) a period of six consecutive months or (ii) for shorter periods aggregating six months during any twelve month period, the Company may at any time after the last day of the six consecutive months of disability or the day on which the shorter periods of disability shall have equalled an aggregate of six months, by written notice to the Executive (but before the Executive has recovered from such disability), terminate the Term and no further amounts or benefits shall be payable hereunder, except that the Executive shall be entitled to receive (i) all amounts earned prior to such termination, including Base Salary and pro-rated bonus and to receive continued payments in an amount equal to 60% of the Base Salary, in the manner specified in Section 3.1, until the end of the Term and
(ii) such amounts and benefits, if any, specified in Paragraph 6 of Appendix
I. If the Executive shall die before receiving all payments to be made by the Company in accordance with the foregoing, such payments shall be made to a beneficiary designated by the Executive on a form prescribed for such purpose by the Company, or in the absence of such designation to the Executive's legal representative.

                4.3 Cause. In the event of conviction of the Executive of any felony, conviction of the Executive of any lesser crime of taking the property of the Company or any of its subsidiaries or affiliates (in each case after appeals have been exhausted), breach by the Executive of any material provision of this Agreement, the Company may at any time by written notice to the Executive terminate the Term and, upon such termination, this Agreement shall terminate and the Executive shall be entitled to receive no further amounts or benefits hereunder, except any as shall have been earned and/or vested to the date of such termination. In the case of a breach by the Executive of any material provision of this Agreement, the Company may terminate the Term only after providing the Executive with written notice of the breach and an opportunity to cure such breach within five business days of such notice. In the event that Executive timely cures within such five day period, such notice of breach shall have no further force or effect.

         4.4 Company Breach. In the event of (i) the breach of any material provision of this Agreement by the Company or (ii) a Change in Control of AGI or Marvel, the Executive shall be entitled to terminate the Term upon 60 days' prior written notice to the Company. Upon such termination, or in the event the Company terminates the Term or this Agreement other than pursuant to the provisions of Section 4.2 or 4.3, the Company shall continue to provide the Executive (i) payments of Base Salary and bonus, in the manner and amount specified in Section 3.1 and Section 3.2, respectively, and (ii) fringe benefits and additional benefits in the manner and amounts specified in Sections 3.5 and 3.6 until the end of the Term (the "Damage Period"). For purposes of this Agreement, a "Change in Control" shall be deemed to occur if, during the Term, Ronald O. Perelman, individually, or his estate, heirs or personal representatives or any trust created for the benefit of his wife or children, or any corporation or other entity which such persons control (collectively, "Permitted Holders"), directly or indirectly, cease to maintain "beneficial ownership" (as defined in Rule 13d-3 of the Securities Exchange Act of 1934, as amended), individually or in the aggregate, of securities of AGI or the Company, as the case may be, representing a sufficient number of shares effectively to designate a majority of the members of the Board of Directors. Upon breach by the Company, the Executive shall have no duty to mitigate damages and any amounts earned by the Executive in the Damage Period shall not offset amounts due to the Executive hereunder.

                4.5 Litigation Expenses. Except as provided for in Section 5.7, if the Company and the Executive become involved in any action, suit or proceeding relating to the alleged breach of this Agreement by the Company or the Executive, and if a judgment in such action, suit or proceeding is rendered in favor of the Executive or if said action is settled in Executive's favor prior to judgement, the Company shall reimburse the Executive for all expenses (including reasonable attorneys' fees) incurred by the Executive in connection with such action, suit or proceeding. Such costs shall be paid to the Executive promptly upon presentation of expense statements or other supporting information evidencing the incurrence of such expenses.

           5.   Protection of Confidential Information;
                  Non-Competition.

                5.1 In view of the fact that the Executive's work for the Company will bring the Executive into close contact with many confidential affairs of the Company not readily available to the public, and plans for future developments, the Executive agrees:

                5.1.1 To keep and retain in the strictest confidence all confidential matters of the Company, including, without limitation, "know how", trade secrets, customer lists, pricing policies, operational methods, technical processes, formulae, inventions and research projects, other business affairs of the Company, and any personal or non-public business related information concerning any director, officer, employee or agent of the Company or their respective family members learned by the Executive hereafter, and not to disclose them to anyone outside of the Company, either during or after the Executive's employment with the Company, except in the course of performing the Executive's duties hereunder or with the Company's express written consent. The foregoing prohibitions shall include, without limitation, directly or indirectly publishing (or causing, participating in, assisting or providing any statement, opinion or information in connection with the publication of) any diary, memoir, letter, story, photograph, interview, article, essay, account or description (whether fictionalized or not) concerning any of the foregoing, publication being deemed to include any presentation or reproduction of any written, verbal or visual material in any communication medium, including any book, magazine, newspaper, theatrical production or movie, or television or radio programming or commercial; and

                5.1.2 To deliver promptly to the Company on termination of the Executive's employment by the Company, or at any time the Company may so request, all memoranda, notes, records, reports, manuals, drawings, blueprints and other documents (and all copies thereof) relating to the Company's business and all property associated therewith, which the Executive may then possess or have under the Executive's control.

                5.2 During the Term, the Executive shall not, directly or indirectly, enter the employ of, or render any services to, any person, firm or corporation engaged in any business competitive with the business of the Company or of any of its subsidiaries or affiliates except as otherwise provided in Section 1.2; the Executive shall not engage in such business on the Executive's own account; and the Executive shall not become financially interested in any such business, directly or indirectly, as an individual, partner, shareholder, director, officer, principal, agent, employee, trustee, consultant, or in any other relationship or capacity provided, however, that nothing contained in this Section 5.2 shall be deemed to prohibit the Executive from acquiring, solely as an investment, up to five percent (5%) of the outstanding shares of capital stock of any public corporation.

                5.3 If the Executive commits a breach, or threatens to commit a breach, of any of the provisions of Sections 5.1 or 5.2 hereof, the Company shall have the following rights and remedies (it being acknowledged that the fact that the Company seeks the remedies below in connection with a threatened breach shall not constitute an admission by the Executive that Executive has breached this Agreement):

                5.3.1 The right and remedy to have the provisions of this Agreement specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to the Company and that money damages will not provide an adequate remedy to the Company; and

               5.3.2 The right and remedy to require the Executive to account for and pay over to the Company all compensation, profits, monies, accruals, increments or other benefits (collectively "Benefits") received by the Executive as the result of any transactions constituting a breach of any of the provisions of the preceding paragraph, and the Executive hereby agrees to account for and pay over such Benefits to the Company.

Each of the rights and remedies enumerated above shall be independent of the other, and shall be severally enforceable, and all of such rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available to the Company under law or in equity.

                5.4 If any of the covenants contained in Sections 5.1 or 5.2, or any part thereof, hereafter are construed to be invalid or unenforceable, the same shall not affect the remainder of the covenant or covenants, which shall be given full effect, without regard to the invalid portions.

                5.5 If any of the covenants contained in Sections 5.1 or 5.2, or any part thereof, are held to be unenforceable because of the duration of such provision or the area covered thereby, the parties agree that the court making such determination shall have the power to reduce the duration and/or area of such provision and, in its reduced form, said provision shall then be enforceable.

                5.6 In the event that any action, suit or other proceeding in law or in equity is brought to enforce the covenants contained in Sections 5.1 and 5.2 or to obtain money damages for the breach thereof, and such action results in the award of a judgment for money damages or in the granting of any injunction in favor of the Company, all expenses (including reasonable attorneys' fees) of the Company in such action, suit or other proceeding shall (on demand of the Company) be paid by the Executive. In the event the Company fails to obtain a judgment for money damages or an injunction in favor of the Company, all expenses (including reasonable attorneys' fees) of the Executive in such action, suit or other proceeding shall (on demand of the Executive) be paid by the Company.

           6.   Inventions and Patents.

                6.1 The Executive agrees that all processes, technologies and inventions (collectively, "Inventions"), including new contributions, improvements, ideas and discoveries, whether patentable or not, conceived, developed, invented or made by him during the Term shall belong to the Company, provided that such Inventions grew out of the Executive's work with the Company or any of its subsidiaries or affiliates, are related in any manner to the business (commercial or experimental) of the Company or any of its subsidiaries or affiliates or are conceived or made on the Company's time or with the use of the Company's facilities or materials. The Executive shall further: (a) promptly disclose such Inventions to the Company; (b) assign to the Company, without additional compensation, all patent and other rights to such Inventions for the United States and foreign countries; (c) sign all papers necessary to carry out the foregoing; and (d) give testimony in support of the Executive's inventorship.

                6.2 If any Invention is described in a patent application or is disclosed to third parties, directly or indirectly, by the Executive within two years after the termination of the Executive's employment by the Company, it is to be presumed that the Invention was conceived or made during the Term.

                6.3 The Executive agrees that the Executive will not assert any rights to any Invention as having been made or acquired by the Executive prior to the date of this Agreement, except for Inventions, if any, disclosed to the Company in writing prior to the date hereof.

           7.   Intellectual Property.

           The Company shall be the sole owner of all the products and proceeds of the Executive's services hereunder, including, but not limited to, all materials, ideas, concepts, formats, suggestions, developments, arrangements, packages, programs and other intellectual properties that the Executive may acquire, obtain, develop or create in connection with and during the Term, free and clear of any claims by the Executive (or anyone claiming under the Executive) of any kind or character whatsoever (other than the Executive's right to receive payments hereunder). The Executive shall, at the request of the Company, execute such assignments, certificates or other instruments as the Company may from time to time deem necessary or desirable to evidence, establish, maintain, perfect, protect, enforce or defend its right, title or interest in or to any such properties.

           8.   Indemnification.

           The Company will indemnify the Executive, to the maximum extent permitted by applicable law, against all costs, charges and expenses incurred or sustained by the Executive in connection with any action, suit or proceeding to which the Executive may be made a party by reason of the

Executive being an officer, director or employee of the Company or of any subsidiary or affiliate of the Company. The provisions of this paragraph shall survive the expiration or termination of the Term (for any reason).

           9.   Notices.

           All notices, requests, consents and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, sent via facsimile transmission, sent by overnight courier or mailed first class, postage prepaid, by registered or certified mail (notices mailed shall be deemed to have been given on the date mailed), as follows (or to such other address as either party shall designate by notice in writing to the other in accordance herewith):

           If to the Company, to:

                AGI Management Corp.
                35 East 62nd Street
                New York, New York 10021
                Attention: General Counsel
                       Fax: 212-572-5056

           If to the Executive, to:

                Scott M. Sassa
                Essex House
                160 Central Park South
                Suite 1901
                New York, New York 10019

                with an additional copy to the Executive at his office address with a copy to:

                Gang, Tyre, Ramer & Brown
                132 South Rodeo Drive
                Beverly Hills, California  90212
                Attn:  Jeffrey M. Mandell or Bruce Ramer
                              Fax: 310-777-4801


           10.  General.

                10.1 This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York applicable to agreements made and to be performed entirely in New York.

                10.2 The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

                10.3 This Agreement sets forth the entire agreement and understanding of the parties relating to the subject matter hereof, and supersedes all prior agreements, arrangements and understandings, written or oral, relating to the subject matter hereof. No representation, promise or inducement has been made by either party that is not embodied in this Agreement, and neither party shall be bound by or liable for any alleged representation, promise or inducement not so set forth.

                10.4 This Agreement, and the Executive's rights and obligations hereunder, may not be assigned by the Executive. Subject to
Section 4.4 and the other rights granted to the Executive hereunder, the Company may assign its rights, together with its obligations, hereunder only
(i) to any affiliate or (ii) to third parties in connection with any sale, transfer or other disposition of all or substantially all of its business or assets; in any event the obligations of the Company hereunder shall be binding on its successors or assigns, whether by merger, consolidation or acquisition of all or substantially all of its business or assets. Upon any such assignment, the Company shall remain secondarily liable to the Executive for all of the obligations under this Agreement.

                10.5 This Agreement may be amended, modified, superseded, canceled, renewed or extended and the terms or covenants hereof may be waived, only by a written instrument executed by both of the parties hereto, or in the case of a waiver, by the party waiving compliance. The failure of either party at any time or times to require performance of any provision hereof shall in no manner affect the right at a later time to enforce the same. No waiver by either party of the breach of any term or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such breach, or a waiver of the breach of any other term or covenant contained in this Agreement.

           11.   Subsidiaries and Affiliates.

           11.1 As used herein, the term "subsidiary" shall mean any corporation or other business entity controlled directly or indirectly by the corporation or other business entity in question, and the term "affiliate" shall mean and include any corporation or other business entity directly or indirectly controlling, controlled by or under common control with the corporation or other business entity in question.

           IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                          AGI MANAGEMENT CORP.




                          By:
                             -------------------------------------------------
                             Howard Gittis
                             Vice Chairman

                          -------------------------------------------
                          Scott M. Sassa

           As a material inducement to Executive to sign this Agreement, Andrews Group Incorporated, a Delaware corporation, hereby unconditionally guarantees all of the obligations of AGI Management Corp. set forth in the foregoing agreement. Notwithstanding any assignment of this Agreement pursuant to Section 10.4, this guarantee shall continue in full force and effect. Andrews Group Incorporated hereby waives presentment, demand for payment and any requirement that the Executive exhaust any right to proceed against the Company under the Agreement for the obligations guaranteed hereunder.

                          ANDREWS GROUP INCORPORATED




                          By:
                             -------------------------------------------------
                             Howard Gittis
                             Vice Chairman

                                  APPENDIX I

Additional Benefits:


           1. Medical Examination. The Executive shall be reimbursed by the Company for the reasonable cost of one annual medical examination upon presentation of an expense statement.

           2. Automobile. The Company shall afford the Executive and his family the exclusive right to use an automobile with a driver on a continuing basis and shall provide garaging near the Executive's residence. The Company shall pay all reasonable expenses associated with the operation of such automobile. The automobile furnished by the Company shall be a late model top-of-the-line vehicle comparable to other AGI executives to be reasonably selected by the Executive. Upon the expiration of the Term, the Executive promptly shall return the automobile to the Company.

           3. Aircraft. The Executive shall be provided the use of a late model Hawker 1000 or other executive jet for business and personal travel. To the extent that the Executive uses the aircraft for personal use, he shall pay $1,500 per hour of use; provided, that such charge to the Executive shall be no higher than the charge for personal use to any other senior executive officer of the Company or its affiliates.

           4. Insurance. The Company agrees to provide the Executive with additional term life insurance coverage with a face amount of twice the then current Base Salary plus bonus, subject to the insurer's satisfaction with the results of any required medical examination to which the Executive hereby agrees to submit, on the following basis. The Executive may select a plan of his choice and may designate the beneficiary of such plan. The Company shall pay, upon presentation of an expense statement, the periodic standard (non-rated) premiums relating to such additional term life insurance payable during the Term.

           5. Long Term Disability Insurance. The Company agrees to provide the Executive with additional long term disability insurance coverage with a monthly benefit of $35,000, subject to insurer's satisfaction with the results of any required medical examination to which the Executive agrees to submit. Such coverage shall provide that, if the Executive is permanently disabled during the Term, the Executive shall be entitled to a benefit until age 65.

           6. Disability. If the Company elects to terminate the Term pursuant to Section 4.2 of the Agreement, in addition to the amounts payable under such Section, for the shorter of the period the Executive remains disabled or until the Executive has attained the age of 65, the Company shall continue to provide benefits for the Executive under the corporate group life insurance plan and for the Executive, his spouse and children under the corporate group medical (including the executive medical plan) insurance plan, to the extent permitted by such plans and to the extent such benefits continue to be provided to the Company's employees or officers, as applicable, generally.

           7. Tax Advisor. The Executive shall be reimbursed by the Company, upon presentation of an expense statement, for the reasonable fees and disbursements of a personal tax advisor to be selected by the Executive.

           8. Club Membership. The Company shall reimburse the Executive, upon presentation of an expense statement, for all reasonable initiation fees and periodic dues for membership in a club of the Executive's choice.

           9. Estate Planning. The Executive shall be reimbursed by the Company, upon presentation of an expense statement, for the reasonable fees and disbursements of an estate planning advisor to be selected by the Executive.

           10. Townhouse. The Company shall purchase an agreed upon townhouse and shall make agreed upon improvements to the townhouse. The Company shall provide such townhouse as a residence for the Executive and his family for the Term at a monthly rate of $25,000. The Company hereby grants to the Executive the option to purchase such townhouse at any time during the Term at a purchase price equal to the Company's purchase price plus the cost of all improvements.

           11. Moving Expenses. The Executive shall be reimbursed or the Company shall pay on the Executive's behalf the reasonable expenses of moving the Executive and his family to New York City, including the expenses of a temporary residence pending the availability of the townhouse to be leased to the Executive and reasonable travel expenses for the Executive and his family to and from Atlanta, Georgia, for a reasonable period after the commencement of the Term not to exceed six months pending their permanent move to New York City.

           12. Stock Grant. Upon the first to occur of (i) ten days after the time that AGI or any of its affiliates (other than Marvel) acquire additional shares of Marvel or (ii) eighteen months after the commencement of the Term, Marvel shall issue to the Executive shares of Marvel common stock with a value of $8,000,000 (such value to be based on the lesser of (a) the lowest price paid for shares (if any) by AGI or its affiliates after the date hereof or (b) the lower of the closing price per share as reported by The Wall Street Journal on (i) the commencement of the Term or (ii) the day that the Executive's appointment to Marvel is announced. Regardless of when issued, such shares shall vest in accordance with a vesting schedule that provides that 25% of such shares vest as of the commencement of the Term and an additional 25% vest at the end of each year of the Term. In the event of the death of the Executive during the Term or if the Term is terminated other than pursuant to Section 4.3, all shares shall vest immediately, if the Term is terminated pursuant to Section 4.3, unvested shares shall be forfeited. If such Marvel common stock is not issued in accordance with the aforementioned terms, the Company shall upon request at any time(s) during the Term after such shares should have been issued hereunder provide the Executive with a payment(s) equal to the economic benefit, if any, that would have inured to him had said shares been timely issued on said terms.

           If at any time(s) prior to the issuance of the shares hereunder the Executive provides to the Company a written notice that, had such shares been issued at the commencement of the Term, the Executive would have disposed of such shares on such day and the Executive would otherwise have been able at such time to sell such shares, the Company shall pay to the Executive an amount which would hold the Executive harmless and reimburse the Executive for any loss the Executive suffers due to the delay in the issuance of such shares. For purposes of the preceding sentence, it shall be assumed that the shares would have been issued at the commencement of the Term at the closing price per share on such day as reported by The Wall Street Journal. The payment to the Executive shall include the gain the Executive would have realized on such sale and shall also include any federal, state and/or local adverse tax consequences to the Executive as a result of the fact that the shares were not issued at the commencement of the Term (e.g. such sum to be grossed-up in accordance with paragraph 14 below to reimburse the Executive for any loss due to his inability to qualify for long-term capital gains treatment on account of the delayed issuance of the stock). Thereafter, upon the issuance of shares pursuant to this paragraph the number of shares issuable shall be reduced by the number of shares in respect of which the Company has made payment hereunder.

           In connection with the issuance of the stock hereunder, the Company shall loan to the Executive an amount sufficient to pay the income taxes due on account of such issuance, such loan shall be made at such times as necessary for the Executive to make timely payments of the taxes due (e.g. restrictions lapse and the taxes are payable). Such loan will have a term coincident with the Term, will bear interest at the minimum statutory rate set from time to time by the Internal Revenue Service and shall be secured on a first priority perfected basis by the stock issued pursuant to this paragraph. Such loan shall be nonrecourse to the Executive.

           13. Stock Options. At or about the execution of this Agreement, the Executive shall be granted options to purchase 250,000 shares of Marvel common stock in accordance with Marvel's Stock Option Plan. The Executive shall be granted an additional 250,000 options on or about each January 1 during the Term. In the event of the death of the Executive during the Term, all options theretofore granted shall be vested immediately and shall be exercis- able for one year thereafter.

           14. Gross-up. To the extent that the Executive is required to include in income, for federal, state and local income taxes, amounts paid in respect of benefits provided pursuant to paragraph 11, the Company shall, on or about March 30 of each year, pay the Executive an amount such that the payment made pursuant to such paragraph 11 shall be tax neutral. To accomplish that result, Company shall pay Executive a sum equal to the amount included in Executive's income for tax purposes due to such paragraph 11 multiplied by the Executive's aggregate tax rate (federal, state and local) which product shall then be divided by a number equal to 1.00 minus the Executive's aggregate tax rate (as described above) stated as a decimal.

           15. Press Announcements. The Company hereby agrees to provide to the Executive advance notice of and an opportunity to comment upon the content and timing of any press announcement concerning the Executive or his employ-ment with the Company or its affiliates.

           16. Legal Fees. The Company shall pay the rea- sonable fees of the Executive's attorney in connection with this Agreement, not to exceed $30,000.